Exhibit 16.1

December 13, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read the Change in Registrant’s Certifying Accountant disclosure regarding Solid Power, Inc. appearing Item 4.01 of its Form 8-K dated December 13, 2021, including the Change in Certifying Accountant disclosure regarding Solid Power, Inc. in the proxy statement/prospectus filed with the Securities and Exchange Commission on November 10, 2021 that is incorporated by reference into such Item 4.01 of its Form 8-K (such incorporated disclose, “Proxy Statement/Prospectus Disclosure”) and have the following comments:

1.	We agree with the statements concerning our Firm in such Form 8-K in the first paragraph of Item 4.01, except as noted below with respect to the information in incorporated by reference from the Proxy Statement/Prospectus Disclosure;

2.	We have no basis on which to agree or disagree with the statements made in the other paragraphs in such Form 8-K under Item 4.01;

3.	We agree with the statements made in the second sentence of the first paragraph in the Proxy Statement/Prospectus Disclosure and the statements made in the second, third and fourth paragraphs of the Proxy Statement/Prospectus Disclosure; and

4.	We have no basis on which to agree or disagree with the statements made in the first and third sentences of the first paragraph of the Proxy Statement/Prospectus Disclosure.

Yours truly,

Plante Moran, PLLC

Denver, Colorado